Exhibit 99.1

STEAKHOUSE PARTNERS REPORTS SECOND QUARTER FINANCIAL RESULTS

San Diego, August 10, 2007, Steakhouse Partners, Inc. (OTC: STKP) announced financial results for the quarter ended June 26, 2007 in its Quarterly Report on Form 10-Q filed with the Securities Exchange Commission. Net revenue for the thirteen weeks ended June 26, 2007 was $11.7 million as compared to net revenue of $12.7 million for the same period in 2006. The decrease in net revenue is attributable principally to our California units. While our Mid-west units had positive same stores sales of 2.3%, our West Coast units same store sales were down 9.2%. The Company believes higher gasoline costs, a difficult local economy, competitive value offerings in the marketplace and less disposable income adversely influenced consumer dining out patterns specifically in California. Net revenue for the twenty-six weeks ended June 26, 2007 was $23.8 million as compared to net revenue of $25.6 million for the same period in 2006.

Net loss was approximately $2.0 million or $0.30 per share for the thirteen weeks ended June 26, 2007 as compared to net loss of approximately $0.03 million or $0.05 per share for the same period of 2006. Net loss for the twenty-six weeks ending June 27, 2006 was approximately $2.7 million or $0.40 per share as compared to net loss of approximately $0.3 million or $0.05 per share for the same period in 2006. The Company reported that almost $1.2 million of the loss for the thirteen weeks ended June 26, 2007 was the result of non-recurring expenses. Theses expenses were the result of fees, interest and penalties associated with the Forbearance Agreement with the Creditors Trust, Reduction-in-Force severance and promotional 40th anniversary discounts. Operationally, the increase in net loss for the thirteen weeks ended June 26, 2007, was principally the result of the decline in net revenue of our West Coast units and the difficulty of proportionately decreasing all costs with revenue.

Chairman and CEO A. Stone Douglass said, “Although we were disappointed that our net loss was higher than last year, we are continuing our emphasis on value and menu engineering. That aside, the Company was successful in reducing funded debt obligations via a class action settlement in the amount of over $1.0 million and the sale of one of our unique (off-brand) units resulting in a gain from the sale of long term assets of almost $0.8 million. Both of these gains will be reported in the third quarter.”

About Steakhouse Partners, Inc.

Steakhouse Partners, Inc. operates 23 full-service steakhouse restaurants located in seven states. The Company’s restaurants specialize in complete steak and prime rib meals, and offer fresh fish and other lunch and dinner dishes. The Company operates principally under the brand names of Hungry Hunter, Hunter Steakhouse, Mountain Jack’s, and Carvers.

This news release contains forward-looking statements, which involve risk and uncertainties, including risks that the Company may not be successful in achieving revenue enhancement or cost reductions. Actual results may differ from those forward-looking statements and those differences may be material. Factors that could cause or contribute to such differences include: our ability to develop and achieve market acceptance of new menu items, commodity price increases, competition and general market conditions in the steakhouse segment, as well as other risks detailed from time to time in the reports that the Company files with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 27, 2005. The Company disclaims any intent or obligation to update any such forward-looking statement.

/ Contact: (858) 689- 2333 or e-mail info@paragonsteak.com

Steakhouse Partners Inc. / STKP.OB